Suite 400 - 889 West Pender Street Vancouver, BC Canada V6C 3B2 Tel 604 694-6070 Fax 604 585-8377 info@staleyokada.com www.staleyokada.com

January 25, 2007

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC
20549 USA

Dear Sirs/Madames:

RE: Touchstone Mining Limited

We have read Item 4.01 of the Form 8-K dated January 23, 2007. Touchstone Mining Limited is in agreement with the statements contained in Item 4.01.

Yours truly,

“Staley, Okada & Patners”

STALEY, OKADA & PARTNERS
Chartered Accountants

Staley, Okada & Partners, with offices in Vancouver and Surrey, is a Member of MSI, a Network of Independent Professional Firms • A Member of the Institute of Chartered Accountants of British Columbia
A Partnership of Incorporated Professionals; L.M. Okada, Ltd., K.A. Scott, Ltd., J.M. Bhagirath, Ltd., L.W.D. Vickars, Ltd., G.S. Traher, Inc., D. Larocque, Ltd.